UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2016

Intersect ENT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36545	20-0280837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Intersect ENT, Inc.

1555 Adams Drive

Menlo Park, California 94025

(Address of principal executive offices, including zip code)

(650) 641-2100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 2, 2016, the Company held its Annual Meeting. Proxies for the Annual Meeting were solicited by the Company’s Board of Directors pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended. Of the 28.3 million outstanding shares of the Company’s common stock that could be voted at the Annual Meeting, 22.9 million shares, or approximately 81%, were represented at the Annual Meeting in person or by proxy, which constituted a quorum. The following is a brief description of each matter voted upon at the Annual Meeting, as well as the final tally of the number of votes cast. A more complete description of each matter is set forth in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 20, 2016.

Proposal 1:	Each of the seven directors proposed by the Company for re-election was elected by the following votes to serve until the Company’s 2017 Annual Meeting of Stockholders or until his respective successor has been elected and qualified. The tabulation of votes on this matter was as follows:

	For	Withheld	Broker Non-Votes
Kieran T. Gallahue	19,660,936	17,946	3,258,008
Lisa D. Earnhardt	19,660,936	17,946	3,258,008
Cynthia L. Lucchese	19,660,936	17,946	3,258,008
Dana G. Mead, Jr.	19,660,936	17,946	3,258,008
Frederic H. Moll, M.D.	19,660,936	17,946	3,258,008
Casey M. Tansey	19,660,936	17,946	3,258,008
W. Anthony Vernon	19,633,093	45,789	3,258,008

Proposal 2:	The appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 was ratified. The tabulation of votes on this matter was as follows:

For	Against	Abstain	Broker Non-Votes
22,890,516	45,620	754	—

Proposal 3:	The advisory vote on executive compensation as described in the Company’s definitive proxy statement was approved. The tabulation of votes on this matter was as follows:

For	Against	Abstain	Broker Non-Votes
19,549,308	128,425	1,149	3,258,008

Proposal 4:	The advisory vote on the frequency of future advisory votes on executive compensation was for 1 Year. The tabulation of votes on this matter was as follows:

1 Year	2 Year	3 Year	Abstain
19,002,860	23,809	649,812	2,401

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intersect ENT, Inc.

Dated: June 7, 2016

	By:	/s/ David A. Lehman
David A. Lehman
General Counsel and Secretary